Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2013 Results

Irvine, CA, March 19, 2014 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces a net loss for the year ended 2013 of $(8.2) million, or $(0.94) per diluted common share, as compared to a net loss of $(3.4) million, or $(0.42) per diluted common share for the year ended 2012.

Results by Segment

(in thousands)

	For the year ended December 31,
	2013		2012
	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS
Mortgage Lending	$(1,237)	$(0.14)	$17,612	$2.23
Real Estate Services	13,250	1.51	12,581	1.59
Long-term Mortgage Portfolio	(4,251)	(0.49)	(3,727)	(0.47)
Corporate	(13,940)	(1.59)	(13,048)	(1.65)
Continuing Operations	$(6,178)	$(0.71)	$13,418	$1.70
Income tax (benefit) expense from continuing operations	(1,031)	(0.12)	1,244	$0.16
Continuing Operations, net of tax	$(5,147)	$(0.59)	$12,174	$1.54
Discontinued Operations, net of tax	(3,037)	(0.35)	(15,549)	(1.96)
Net loss attributable to IMH	$(8,184)	$(0.94)	$(3,375)	$(0.42)

The Company’s continuing operations, which include the mortgage lending, real estate services, long-term mortgage portfolio and corporate segments, had a net loss before taxes of $(6.2) million in 2013, as compared to net earnings before taxes of $13.4 million in the in 2012, primarily due to a significant decline in mortgage lending earnings.

In 2013, mortgage lending net earnings decreased by $18.8 million, to a loss of $(1.2) million, as compared to 2012.  The decrease in net earnings in the mortgage lending segment during 2013 as compared to 2012 was due to margin compression, an increase in interest rates reducing volumes, an increase in lending compliance efforts and certain costs associated with the roll out of our new Loan Origination System (LOS).

Mortgage Lending

After a year of significant expansion of our lending platform in 2012, 2013 was a challenging year.  Although lending volume slightly increased in 2013 to $2.5 billion as compared to $2.4 billion in 2012, margin compression, an increase in interest rates, increase in lending compliance efforts and the roll out of our new LOS system resulted in a very challenging year for us.

With the economic conditions experienced in the last few years, the Federal Reserve has attempted to keep interest rates low to spur economic growth. The resulting historically low interest rate environment drove significant refinance volumes in 2012 and in the first four months of 2013. However, as interest rates rose somewhat unexpectedly in May 2013, we saw the refinance volumes decline significantly.  With the increase in rates, our lending volumes in the latter part of 2013 were lower than what we anticipated.   The higher interest rates and the competition for a lower level of originations caused profit margins to decrease significantly.  It also took us time to reduce staffing and operations that were in place for the expected higher volume in 2013.  All of these factors contributed to a loss for our mortgage lending segment in 2013.

Selected Financial Data

(in millions)

	YE 2013	YE 2012	% Change
Originations	$2,548.5	$2,419.7	5%

In 2013, gain on sale margins continued to compress creating challenges for the mortgage banking industry.  Our lending margins, including gain on sale and fees, declined to 2.17% in 2013 as compared to 3.01% in 2012, resulting in a decline in margin revenue of $17.4 million.  Offsetting the decline in margins was a $3.0 million increase in servicing income and $7.1 million increase in the mark-to-market of mortgage servicing rights.

In the first half of 2013, we had maintained excess lending operating capacity for an anticipated increase in volumes. But with the unexpected increase in interest rates in May 2013, lending volumes declined, and we were not able to cut expenses as quickly.   Combined with an increase in compliance costs due to new mortgage lending regulations, we also experienced higher operational costs in 2013.  Our average monthly lending operating costs increased to $5.6 million in 2013 from $4.4 million in 2012 primarily due to an increase in average headcount to 456 in 2013 from 343 in 2012.

In response to the reduced production volumes and revenues, we have taken steps in the third and fourth quarter of 2013 to align the operating expenses with current lending volumes and revenues.  Furthermore, we reduced our retail branch lending operations, which were operating at a loss, by shifting our focus to the lower overhead channels of production in wholesale, correspondent and a centralized retail call center.

During 2013, we had 33 retail branches.  In the fourth quarter of 2013, we sold the retail branches and consolidated our lending fulfillment centers in an effort to reduce costs, streamline our operations and focus on expanding lending volumes in our wholesale, correspondent and retail call center. We also have consolidated our lending operations to one primary fulfillment center in Irvine, CA.  As of December 31, 2013, we had approximately 600 approved wholesale relationships with mortgage brokers and approximately 150 approved correspondent relationships with banks, credit unions and mortgage companies.  Through our wholesale and correspondent channels, we are licensed to lend in 40 and 48 states, respectively.

During 2013, our correspondent channel contributed 34% of originations, the retail channel contributed 28% of originations, with the remaining 38% coming from the wholesale channel, as compared to 16%, 30%, and 54%, respectively, in 2012.  We expect that in 2014, the origination mix will move even more heavily to wholesale and correspondent volume.  In 2013, we attempted to improve the mix of purchase money transactions as we believe it would create better opportunities to increase our origination market share in a decreasing refinance market.  The percentage of purchase money transactions, as compared to refinance transactions, increased to almost 41% of overall originations, as compared to just 31% in 2012.  The primary reason for the increase in purchase money transactions in 2013 was due to the alignment with customers that were purchase transaction centric in their lead generation strategies and ability to offer a better customer service experience through our sales and operations.

During 2013, our warehouse borrowing capacity increased to $265.0 million at December 31, 2013, with our four warehouse lender relationships, including one relationship with a major national financial institution. To date, we have increased our total borrowing capacity to $290.0 million.

In the third quarter of 2013, we announced our re-entry into the residential warehouse lending business through our new division, Impac Warehouse Lending (www.impacwarehouse.com). This new division is expected to help diversify our origination base and increase the capture rate of our approved correspondent sellers’ business.  Our warehouse lending group offers funding facilities to approved lenders. Our initial focus will be smaller mortgage bankers and credit unions, including some of our current correspondent customers.  Offering warehouse lending provides added value for our correspondent customers, which we believe will increase the capture rate from our currently approved customers and increase volumes in our correspondent channel.

Selected Financial Data

(in millions)

	December 31, 2013	December 31, 2012	% Change
Mortgage Servicing Portfolio	$3,128.6	$1,492.1	110%

During 2013, we continued to increase the mortgage servicing portfolio which has increased to $3.1 billion as of December 31, 2013 and produced net servicing fees of $4.3 million in 2013 as compared to $1.2 million in 2012. The estimated fair value of mortgage servicing rights increased to $36.0 million at December 31, 2013, as compared to $10.7 million at December 31, 2012.

In 2013, our strategy was to increase our mortgage servicing portfolio given the attractive characteristics of agency loans during a period of historically low interest rates and high credit quality which helps mitigate interest rate risk as well as creates a sustainable earning asset. On a selective basis, we have and will continue to strategically sell servicing to keep the amount of capital invested in servicing at acceptable levels while preserving capital needed for further growth.

Real Estate Services

The real estate services segments continues to earn consistent profits and posted net earnings of $13.3 million for the year ended December 31, 2013, as compared to $12.6 million for the same period in 2012.  In a continuing effort to leverage our platform beyond our own portfolio, we continue to seek additional outside customers for our services.  In addition, our real estate services segment has expanded by offering its loss mitigation services beyond our own legacy portfolio including mortgage insurance recovery services and title remediation services.

Long-Term Mortgage Portfolio

As the principal balance of loans in the long-term mortgage portfolio continues to decline from principal payments from borrowers, payoffs of loans, as well as the liquidation of defaulted loans, the net interest income from the loans declines.  Because the loan balances in the long-term mortgage portfolio continue to decline, the estimated fair value of the net trust assets has continued to decline in 2013.  The cash received from the residual interest in securitizations (represented by the difference between total trust assets and total trust liabilities) was $6.8 million in 2013, and is expected to decline in the future with the decline in loan balances and the expected ongoing decline in securitized mortgage collateral due to principal collections and liquidation of defaulted loans.  At December 31, 2013, our residual interest decreased to $10.6 million, compared to $15.9 million at December 31, 2012.

Corporate

To help better present the results of our long-term mortgage portfolio, we have created a new corporate segment.  The corporate segment includes all corporate services groups, public company costs, unused office space for future growth as well as debt expense related to the Convertible Notes and capital leases.  The corporate services group supports all operating segments, and a portion of the corporate services costs are allocated to the operating segments.  The costs associated with being a public company, unused space for growth as well as the interest expense related to the Convertible Notes and capital leases is not allocated to our other segments and remains in this segment.

Outlook

In March 2014, Excel, our wholly-owned subsidiary, changed its name to Impac Mortgage Corp. (Impac Mortgage).  We changed the name to further build on the historically positive brand name of “Impac” as well as restore brand continuity with the name of our other Impac companies.

In March 2014, we completed the sale of AmeriHome, which was a duplicative operational mortgage platform, for $10.2 million in cash, recording a gain of approximately $3.0 million.  In conjunction with the transaction, as required by Fannie Mae, we used $3.0 million of the proceeds to reduce our legacy repurchase liability with Fannie Mae.  The sale of AmeriHome increases cash balances on the balance sheet and helps the Company to streamline its mortgage operations reducing redundant activities.  Mortgage volumes will not be significantly impacted by the sale since AmeriHome was only originating $1.0 to $2.0 million per month.

In response to the increased compliance requirements, including the new qualified mortgage rules, as promulgated by the Dodd-Frank Act, that took effect in January 2014, we have worked closely with our wholesale brokers and correspondent sellers to help them understand and implement procedures to be compliant with these new rules.  Additionally, in response to lower volumes and the current compliance landscape, we are exploring new opportunities to provide additional mortgage products and services to meet the needs of our customers and borrowers.

We believe there is an underserved mortgage market for a borrower with good credit who may not meet the new guidelines of a Qualified Mortgage (QM).  In our opinion, as the demand by consumers for a non QM product grows and the investor appetite increases, non QM mortgages will be in more demand.  In addition, the origination for home equity lines of credit (HELOC) loans is increasingly creating another new product opportunity for lenders like us.  With our excess warehouse capacity, we are seeking ways to utilize our re-warehousing business to partner with wholesale brokers and correspondent sellers to expand volumes and better serve customers and the borrowers.  We are currently in discussions with parties interested in funding and investing in these types of products and services that could create an opportunity for the re-emergence of a liquid private securitization market.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The fourth quarter performance was a slight improvement over the third quarter, but still reported a net loss which was larger than expected.   Despite reducing expenses by approximately $2.0 million a month, industry wide volume reduction and margin compression was difficult to get in front of.  Currently, we believe the best strategy for Impac is focusing on business to business channels with centralized operations, which will be fully implemented in the first quarter.  Even though this strategy will improve near term results, our further strategic focus will be in rolling out our non-qualified mortgage program during the second quarter.  In addition, I am pleased that the AmeriHome transaction has been successfully completed, providing additional capital to take advantage of opportunities in the mortgage lending market as a result of new regulatory rules taking effect.”

Conference Call

The Company will hold a conference call tomorrow morning, March 20th, 2013, at 9 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21711762, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and facilities; volatility in the mortgage industry and unexpected interest rate fluctuations and margin compression; our ability to successfully manage operating expenses and reduce redundant activities;  our ability to successfully expand volumes  in the warehouse lending business; failure to successfully launch or continue to market new loan products, such as non-Qualified Mortgages and HELOC loans; ability of wholesale brokers and correspondent sellers to implement mortgage compliance programs and market and sell our loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing,  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; adequate performance by sub-servicers; failure to create and maintain brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations, including the new qualified mortgage rules, and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.    Web site: http://ir.impaccompanies.com  or www.impaccompanies.com